HORIZON GLOBAL CORPORATION

Nonqualified Stock Option Agreement

This NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made as of October 7, 2015, by and between Horizon Global Corporation, a Delaware corporation (the “Company”), and _________________ (the “Grantee”).
1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2015 Equity and Incentive Compensation Plan (the “Plan”).
2.    Grant of Option. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, pursuant to authorization under a resolution of the Committee that was duly adopted on October 7, 2015, the Company has granted to the Grantee as of October 7, 2015 (the “Date of Grant”) an Option Right to purchase __________ Common Shares (the “Option”) at an Option Price of $9.20 per Common Share, which represents at least the Market Value per Share on the Date of Grant (the “Option Exercise Price”).
3.    Vesting of Option.
(a)    The Option (unless terminated as hereinafter provided) shall be exercisable in full on March 5, 2017 (the period from the Date of Grant until March 5, 2017, the “Vesting Period”). For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of the Grantee’s employment with the Company or a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.
(b)    Notwithstanding Section 3(a) above, the unvested portion of the Option (to the extent the Option has not been forfeited) shall become immediately exercisable in full if the Grantee should die or become Disabled while continuously employed by the Company or any Subsidiary during the Vesting Period.
(c)    If the Grantee experiences a termination of employment with the Company or a Subsidiary by reason of a termination by the Company without Cause or a termination by the Grantee for Good Reason that occurs prior to a Change in Control and before the end of the Vesting Period, a pro-rata portion of the Option shall become exercisable, with the pro-rata amount calculated by multiplying the total number of Common Shares subject to the Option by a fraction, (i) the numerator of which is the number of whole calendar months that have elapsed from the Date of Grant to the date of the Grantee’s termination of employment, and (ii) the denominator of which is 17.
(d)    Notwithstanding Section 3(a) above, in the event of a Change in Control, the Option shall vest and become exercisable in accordance with Sections 4 and 5 below.

4.    Termination of the Option. The Option shall terminate on the earliest of the following dates:
(a)    30 days after the Grantee’s termination of employment, unless such termination of employment (i) is a result of Grantee’s death or Disability as described in Section 4(b) or 4(c), (ii) is a result of termination of employment by the Company or any Subsidiary without Cause or by the Grantee for Good Reason as described in Section 4(d), (iii) is a result of termination of employment for Cause, or (iv) is a result of the Grantee’s termination of employment by the Company or any Subsidiary without Cause or by the Grantee for Good Reason after a Change in Control;
(b)    One year after the Grantee’s death if such death occurs while the Grantee is employed by the Company or any Subsidiary;
(c)    One year after the Grantee’s termination of employment with the Company or a Subsidiary due to Disability;
(d)    Ninety days after the Grantee’s termination of employment by the Company or any Subsidiary without Cause or by the Grantee with Good Reason that does not occur after a Change in Control;
(e)    The date of the Grantee’s termination of employment by the Company or any Subsidiary for Cause; or
(f)    Ten (10) years from the Date of Grant.
5.    Effect of Change in Control.
(a)    Notwithstanding Section 3(a) above, if at any time before the Option is fully vested or forfeited, and while the Grantee is continuously employed by the Company or a Subsidiary, a Change in Control occurs, then the unvested portion of the Option shall become immediately exercisable, except to the extent that a Replacement Award is provided to the Grantee in accordance with Section 5(b) to continue, replace or assume the Option covered by the Agreement (the “Replaced Award”).
(a)    For purposes of this Agreement, a “Replacement Award” means an award (i) of the same type (e.g., time-based stock options) as the Replaced Award, (ii) that has a value at least equal to the value of the Replaced Award, (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) if the Grantee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award, and (v) the other terms and conditions of which are not less favorable to the Grantee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 5(b) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(b)    If, after receiving a Replacement Award, the Grantee experiences a termination of employment with the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) by reason of a termination by the Successor without Cause or by the Grantee for Good Reason, in each case within a period of two years after the Change in Control and during the remaining Vesting Period, the Replacement Award shall become fully exercisable with respect to the stock option covered by such Replacement Award upon such termination.
6.    Exercise and Payment of Option. To the extent exercisable, the Option may be exercised in whole or in part from time to time and will be settled in Common Shares by the Grantee giving notice to the Company specifying the number of Common Shares for which the Option is to be exercised and paying the aggregate Option Exercise Price for such Common Shares. The Option Exercise Price shall be payable (a) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (b) by the actual or constructive transfer to the Company by the Grantee of nonforfeitable, unrestricted Common Shares of the Company owned by the Grantee and having an aggregate fair market value at the time of exercise of the Option equal to the total Option Price of the Common Shares which are the subject of such exercise, (c) by a net exercise method as described in the Plan, (d) by a combination of such methods of payment, or (e) by such other methods as may be approved by the Committee.
7.    Transferability, Binding Effect. Subject to Section 15 of the Plan, the Option is not transferable by the Grantee otherwise than by will or the laws of descent and distribution, and in no event shall this award be transferred for value.
8.    Definitions.
(a)    “Cause” shall mean (i) the Grantee’s conviction of or plea of guilty or nolo contendere to a crime constituting a felony under the laws of the United States or any State thereof or any other jurisdiction in which the Company or its Subsidiaries conduct business; (ii) the Grantee’s willful misconduct in the performance of the Grantee’s duties to the Company or its Subsidiaries and failure to cure such breach within thirty days following written notice thereof from the Company; (iii) the Grantee’s willful failure or refusal to follow directions from the Board (or direct reporting executive) and failure to cure such breach within thirty days following written notice thereof from the Board; or (iv) the Grantee’s breach of fiduciary duty to the Company or its Subsidiaries for personal profit.   Any failure by the Company or a Subsidiary to notify the Grantee after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or a similar event) from constituting Cause.

(b)    “Disability” shall mean (i) the Grantee’s inability to engage in any substantial gainful activity due to medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than 12 months, or (ii) due to any medically determinable physical or mental impairment expected to result in death or last for a continuous period not less than 12 months, the Grantee’s receipt of income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company.
(c)    “Good Reason” shall mean (i) a material and permanent diminution in the Grantee’s duties or responsibilities; (ii) a material reduction in the aggregate value of base salary and bonus opportunity provided to the Grantee by the Company; or (iii) a permanent reassignment of the Grantee to another primary office more than 50 miles from the current office location. The Grantee must notify the Company of the Grantee’s intention to invoke termination for Good Reason within 90 days after the Grantee has knowledge of such event and provide the Company 30 days’ opportunity for cure, or such event shall not constitute Good Reason. The Grantee may not invoke termination for Good Reason if Cause exists at the time of such termination.
9.    No Dividend Equivalents. The Grantee shall not be entitled to dividend equivalents with respect to the Option or the Common Shares underlying the Option.
10.    Adjustments. The number of Common Shares issuable subject to the Option and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.
11.    Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made to or benefit realized by the Grantee or other person under the Option, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Grantee or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. The Grantee may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the Common Shares to be delivered to the Grantee or by delivering to the Company other Common Shares held by the Grantee. If such election is made, the shares so retained shall be credited against such withholding requirement at the market value of such Common Shares on the date of such delivery. In no event will the market value of the Common Shares to be withheld and/or delivered pursuant to this Section 11 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld.
12.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law. The Option shall not be exercisable if such exercise would involve a violation of any law.

13.    No Right to Future Awards or Employment. The Option award is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards. The Option award and any related payments made to the Grantee will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained herein will confer upon the Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate the Grantee’s employment or other service at any time.
14.    Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.
15.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the Grantee’s rights with respect to the options without the Grantee’s consent and the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 10D of the Exchange Act.
16.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
17.    Relation to Plan. The Option granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. Notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that this Agreement and the award described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Shares may be traded).
18.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Option and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19.    Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
20.    Successors and Assigns. Without limiting Section 7 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
21.    Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
22.    Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.
[SIGNATURES ON FOLLOWING PAGE]

HORIZON GLOBAL CORPORATION
By: /s/ Jay Goldbaum

Name: Jay Goldbaum
Title: Legal Director & Corporate Secretary

Grantee Acknowledgment and Acceptance

By:

Name: